Exhibit 99.1

NEW YORK, August 6, 2014

Voya Financial Announces Second Quarter 2014 Results

Board of Directors Authorizes an Additional $500 Million of Share Repurchases

Voya Financial, Inc. (NYSE: VOYA), which has rebranded from ING U.S., today reported financial results for the second quarter 2014:

•	After-tax operating earnings[1],[2] of $213 million, or $0.83 per diluted share, compared with $177 million, or $0.71 per diluted share in the second quarter of 2013[3].

•

Net income available to common shareholders of $246 million, or $0.96 per diluted share, compared with a loss of $82 million, or $(0.33) per diluted share in the second quarter of 2013[3]. Second quarter 2014 net income available to common shareholders incorporates the Closed Block Variable Annuity (CBVA) segment’s after-tax loss of $55 million, which includes an after-tax loss of $21 million related to nonperformance risk[4]. The CBVA segment reflects the effect of its hedge program, which focuses on protecting regulatory and rating agency capital from market movements, rather than minimizing GAAP earnings volatility.

ONGOING BUSINESS RESULTS

Voya Financial’s Ongoing Business includes the Retirement, Annuities, Investment Management, Individual Life, and Employee Benefits segments. The Corporate, CBVA, Closed Block Institutional Spread Products, and Closed Block Other segments are not reflected in Ongoing Business results.

	Three months ended June 30,
($ in millions, before income taxes)	2014	2013
Ongoing Business operating earnings	$356	$307
Less: DAC/VOBA and other intangibles unlocking	10	4

Ongoing Business adjusted operating earnings	$346	$303

[1]	Voya Financial assumes a 35% tax rate on items described as “after-tax.” The 35% tax rate does not reflect the actual tax expense of $6 million, including the benefit from recognizing certain deferred tax assets. Net income (loss) available to common shareholders reflects the actual effective tax rate.
[2]	Operating earnings, Ongoing Business operating earnings, and adjusted operating earnings are each non-GAAP financial measures; information regarding the non-GAAP financial measures included in this press release, and reconciliations to the most comparable U.S. GAAP measures, are provided in the tables that accompany this release and in the Quarterly Investor Supplement.
[3]	For the three months ended June 30, 2014 and 2013, weighted-average fully diluted common shares outstanding were 256.2 million and 250.3 million, respectively.
[4]	Nonperformance risk, which the company considers a noneconomic factor, is influenced by the credit quality of the individual insurance company subsidiary that issued the guarantee and the priority of policyholder claims. Improving credit quality will typically produce a loss, and worsening credit quality will typically produce a gain.

Ongoing Business adjusted operating earnings before income taxes were $346 million, compared with $303 million in the second quarter of 2013. The following items primarily accounted for this increase:

•	Increased fee-based margin ($21 million positive variance) on higher assets under management;

•	Higher underwriting gain ($15 million positive variance) driven by favorable mortality in Individual Life and premium growth in Employee Benefits.

•	Lower DAC/VOBA and other intangibles amortization ($12 million positive variance);

•	Higher trail commissions ($5 million negative variance) due to higher assets under management; and

•	Higher administrative expenses ($2 million negative variance).

Ongoing Business adjusted operating return on equity (“Adjusted ROE”)5 for the twelve-month period ended June 30, 2014 was 10.7%, compared with 10.3% for the twelve months ending March 31, 2014.

“During the second quarter of 2014, we made further progress on our long-term plan to improve shareholder value as our Adjusted ROE grew to 10.7% for the twelve-month period ended June 30 – up from 10.3% for the twelve months ended March 31,” said Rodney O. Martin, Jr., chairman and chief executive officer, Voya Financial. “As we continued to execute on our ROE improvement initiatives, we also benefitted from our diverse earnings profile and generated a 14% increase in Ongoing Business adjusted operating earnings before income taxes compared with the second quarter of 2013. In addition, total assets under management and administration grew to $525 billion as of June 30.

“We remain committed to our 2016 Adjusted ROE target of 12 to 13% as we focus on delivering value for our shareholders. During the second quarter, we repurchased an additional $30.5 million of our common stock and our board has now increased our share repurchase authorization by $500 million. We will be both prudent and opportunistic in repurchasing our shares, which we believe is an effective use of excess capital.

“At the same time, we continue to focus on the profitable growth of our Ongoing Business and achieving our vision to be America’s Retirement Company. With our leading market positions, we are well positioned to help Americans with their need for asset accumulation, asset protection, and asset distribution products and services,” concluded Martin.

SECOND QUARTER 2014 SUMMARY

•	Retirement Solutions and Investment Management accounted for approximately 70% of Ongoing Business adjusted operating earnings before income taxes for the three-month period ended June 30, 2014

•	Retirement net outflows of $22 million

•

Investment Management operating margin of 30.2%, excluding results from investment capital; net outflows of $1.0 billion, excluding $0.9 billion in variable annuity outflows, reflecting the departure of an $0.8 billion account with low fees.

•	Individual Life sales of $25 million, reflecting the shift in focus to indexed products

•	Employee Benefits loss ratios of 72.2% for Stop Loss and 74.7% for Group Life – better than the expected annual range of 77-80% for both loss ratios

[5]	Ongoing Business adjusted operating ROE is a non-GAAP financial measure. A reconciliation to the most comparable U.S. GAAP measure is provided in the tables that accompany this release.

•	Total assets under management (AUM) of $283 billion and total assets under management and administration of $525 billion

•	Estimated combined risk-based capital (RBC) ratio of 501%[6], which is above the company’s target of 425% and reflects ordinary dividends to the holding company in the second quarter of 2014

•	Debt-to-capital ratio excluding accumulated other comprehensive income (AOCI) of 23.2%

•	Book value per share (excluding AOCI) of $45.82[7]

	Three months ended June 30,
($ in millions, except per share amounts)	2014	2013	% Change
Operating earnings before income taxes by segment
Retirement	$136	$132	3%
Annuities	64	60	7
Investment Management	55	41	34
Individual Life	63	40	58
Employee Benefits	38	34	12

Ongoing Business	$356	$307	16%
Corporate	(38)	(53)	28
Closed Block Institutional Spread Products and Other	11	18	(39)

Total operating earnings before income taxes	$328	$272	21%

Total operating earnings, after-tax*	$213	$177	20%
Closed Block Variable Annuity, after-tax*	(55)	(220)	NM
Net investment gains (losses), after-tax*	48	1	NM
Other, after-tax**	(43)	(4)	NM
Difference between actual tax (expense) benefit and assumed 35% tax rate	83	(36)	NM

Net income (loss) available to common shareholders	$246	$(82)	NM

Operating earnings per diluted share	$0.83	$0.71	17%
Net income (loss) per diluted share	$0.96	$(0.33)	NM
Fully diluted weighted average shares outstanding (in millions)	256.2	250.3

*	Assumes 35% tax rate. The 35% tax rate does not reflect the actual tax expense or benefit, including the benefit or expense from recognizing certain deferred tax assets.
**	Other, after-tax consists of net guaranteed benefit hedging gains (losses) and related charges and adjustments; income (loss) from business exited; certain expenses and deal incentives related to the divestment of Voya Financial by ING Group; expenses associated with the rebranding of Voya Financial from ING U.S.; and restructuring expenses (severance, lease write-offs, etc.).

NM	= Not Meaningful

[6]	Estimated combined RBC ratio primarily for Voya Financial’s four principal U.S. insurance subsidiaries.
[7]	Book value per share (excluding AOCI) is a non-GAAP financial measure. For a reconciliation to the most comparable U.S. GAAP measure, see the tables accompanying this press release.

BUSINESS SEGMENT DISCUSSIONS

The following discussions compare the second quarters of 2014 and 2013 unless otherwise noted. All figures are presented before income taxes.

RETIREMENT – HIGHER FEE-BASED MARGIN OFFSET BY REINSURANCE TRANSACTION AND HIGHER EXPENSES

	Three months ended June 30,
($ in millions, before income taxes)	2014	2013
Operating earnings	$136	$132
Less: DAC/VOBA and other intangibles unlocking	7	(1)

Adjusted operating earnings	$129	$134

Retirement adjusted operating earnings were $129 million, compared with $134 million. The following items primarily accounted for this decrease:

•	Higher fee-based margin ($6 million positive variance) on higher variable assets partially offset by reduced recordkeeping revenue;

•	Lower investment spread and other investment income ($6 million negative variance) driven principally by lower investment income related to business reinsured in the second quarter of 2014;

•	Higher administrative expenses ($4 million negative variance), primarily related to investments in technology infrastructure;

•	Lower DAC/VOBA and other intangibles amortization ($3 million positive variance) as a result of a reduced amortization rate, and business reinsured in the second quarter of 2014; and

•	Higher trail commissions ($3 million negative variance) due to higher AUM.

During the second quarter of 2014, the company entered into a reinsurance agreement with a third-party reinsurer for a block of deferred fixed annuities. The transaction, which reduced Retirement adjusted operating earnings by $2 million in the second quarter of 2014, is expected to increase Retirement’s return on capital by approximately 10 basis points over the next four quarters.

Retirement net outflows were $22 million, compared with net inflows of $442 million in the second quarter of 2013 and net inflows of $44 million in the first quarter of 2014. Net flows vary in size and timing, sometimes substantially, from one quarter to the next. Retirement AUM totaled $108 billion as of June 30, 2014, up from $107 billion as of March 31, 2014 and up from $96 billion as of June 30, 2013.

ANNUITIES – IMPROVED UNDERWRITING GAIN DRIVEN BY FAVORABLE MORTALITY AND SURRENDER CHARGES

	Three months ended June 30,
($ in millions, before income taxes)	2014	2013
Operating earnings	$64	$60
Less: DAC/VOBA and other intangibles unlocking	7	10

Adjusted operating earnings	$58	$50

Annuities adjusted operating earnings were $58 million, compared with $50 million. The following items primarily accounted for this increase:

•	Higher net underwriting gain and other revenue ($5 million positive variance) on favorable mortality and higher net surrender fees;

•	Lower DAC/VOBA and other intangibles amortization ($4 million positive variance) due to a reduced amortization rate, partially offset by higher gross profits;

•	Higher fee based margin ($3 million positive variance) on increased levels of mutual fund custodial assets; and

•	Higher commissions ($3 million negative variance) due to increased mutual fund custodial AUM and higher sales of fixed indexed annuities.

Net outflows were $92 million, as net outflows on fixed rate annuity policies, with higher fixed rate crediting levels such as Multi-Year Guarantee Annuities, offset net inflows from fixed indexed annuity and mutual fund custodial sales.

AUM for the Annuities segment totaled $27 billion as of June 30, 2014, unchanged from $27 billion as of March 31, 2014 and up slightly from $26 billion as of June 30, 2013. Included in AUM is the company’s mutual fund custodial product (Select Advantage), which increased to $3.8 billion as of June 30, 2014, up from $3.6 billion as of March 31, 2014 and $2.8 billion as of June 30, 2013.

INVESTMENT MANAGEMENT – HIGHER FEE-BASED MARGIN ON HIGHER AUM

	Three months ended June 30,
($ in millions, before income taxes)	2014	2013
Operating earnings	$55	$41
Adjustments	—	—

Adjusted operating earnings	$55	$41

Investment Management adjusted operating earnings were $55 million, compared with $41 million. The following items primarily accounted for this increase:

•	Higher fee-based margin ($13 million positive variance) due to higher AUM from a combination of cumulative net positive client flows, equity market appreciation, and higher performance fees;

•	Higher investment capital and other investment income ($2 million positive variance) due to higher income on investment capital; and

•	Higher operating expenses ($1 million negative variance) resulting from growth in the business.

The operating margin was 33.6%, compared with 27.6% in the second quarter of 2013 and 31.0% in the first quarter of 2014. The increase in operating margin compared with the second quarter of 2013 reflects the benefit of higher fees, higher investment capital revenues, and managed expense growth. The operating margin excluding investment capital revenues was 30.2%, compared with 24.6% in the second quarter of 2013 and 27.7% in the first quarter of 2014.

Excluding sub-advisor replacement net flows (performance-driven replacement of non-Voya mutual fund sub-advisors) and excluding VA net flows, Investment Management had net outflows of $1.0 billion, driven by the departure of a $0.8 billion institutional mandate with low fees. This compares with net inflows of $3.2 billion in the second quarter of 2013 and net inflows of $1.0 billion in the first quarter of 2014. There were no sub-advisor replacement net flows in the second quarter of 2014, compared with $0.5 billion of such flows in the second quarter of 2013 and $4.7 billion of such flows in the first quarter of 2014.

Third-party8 inflows were $3.9 billion, compared with $7.3 billion in the second quarter of 2013 and $9.8 billion in the first quarter of 2014. Third-party net flows were an outflow of $1.9 billion, compared with an inflow of $3.1 billion in the second quarter of 2013 and an inflow of $4.9 billion in the first quarter of 2014. Third-party AUM totaled $129 billion as of June 30, 2014, up from $110 billion as of June 30, 2013 and $127 billion as of March 31, 2014. Equity market appreciation drove the increase in AUM from March 31, 2014.

INDIVIDUAL LIFE – HIGHER UNDERWRITING GAIN DRIVEN BY FAVORABLE MORTALITY

	Three months ended June 30,
($ in millions, before income taxes)	2014	2013
Operating earnings	$63	$40
Less: DAC/VOBA and other intangibles unlocking	(2)	(5)

Adjusted operating earnings	$65	$45

Individual Life adjusted operating earnings were $65 million, compared with $45 million. The following items primarily accounted for this increase:

•	Higher net underwriting gain and other revenue ($8 million positive variance) reflecting favorable mortality driven by lower severity;

•	Lower administrative expenses ($5 million positive variance) due to lower volume-related costs;

•	Higher investment spread and other investment income ($4 million positive variance) as higher fixed investment income offset lower alternative investment income; and

•	Lower DAC/VOBA amortization ($3 million positive variance).

Sales were $25 million, compared with $27 million in the second quarter of 2013 and $19 million in the first quarter of 2014. Sales of indexed life products accounted for 53% of total sales in the second quarter of 2014, compared with 25% in the second quarter of 2013 and 42% in the first quarter of 2014.

EMPLOYEE BENEFITS – HIGHER UNDERWRITING GAIN FROM PROFITABLE GROWTH IN STOP LOSS AND LOSS RATIOS BELOW EXPECTED RANGE

	Three months ended June 30,
($ in millions, before income taxes)	2014	2013
Operating earnings	$38	$34
Less: DAC/VOBA and other intangibles unlocking	(2)	—

Adjusted operating earnings	$40	$34

Employee Benefits adjusted operating earnings were $40 million, compared with $34 million. The following items primarily accounted for this increase:

•	Higher net underwriting gain ($5 million positive variance) due to higher Stop Loss premiums combined with favorable loss ratios that were better than the company’s expected ranges;

•	Lower DAC/VOBA amortization ($2 million positive variance); and

•	Higher administrative expenses ($1 million negative variance), mostly due to higher expenses associated with business growth.

[8]	Excludes general account assets of Voya Financial’s insurance company subsidiaries.

The loss ratio for Group Life was 74.7%, compared with 75.4%, while the loss ratio for Stop Loss was 72.2%, compared with 72.1%. The expected annual loss ratio for Group Life and Stop Loss is 77-80%.

Employee Benefits sales were $19 million, unchanged from $19 million.

CORPORATE

Corporate operating losses before income taxes were $38 million, compared with losses of $53 million. Second quarter 2014 results reflect higher investment and other income as well as the elimination of letter of credit expenses as a result of the termination in May 2013 of the contingent capital letter of credit facility supporting the CBVA segment. This was partially offset by increased interest expense in the second quarter of 2014 due to the replacement of short-term debt with long-term debt in the second and third quarters of 2013.

CLOSED BLOCK INSTITUTIONAL SPREAD PRODUCTS AND CLOSED BLOCK OTHER

	Three months ended June 30,
($ in millions, before income taxes)	2014	2013
Closed Block Institutional Spread Products	$7	$11
Closed Block Other	4	7

Operating earnings	$11	$18

Closed Block Institutional Spread Products and Closed Block Other operating earnings were $11 million compared with $18 million. The decline in earnings was primarily a result of the continued run-off of the Closed Block Institutional Spread Products block.

The average AUM for Closed Block Institutional Spread Products decreased to $2.2 billion for the quarter ended June 30, 2014, down from $2.5 billion for the quarter ended March 31, 2014 and $3.7 billion for the quarter ended June 30, 2013, reflecting the continued run-off of the block. As a result, both investment income and interest credited to contract owners/policyholders were lower in the second quarter of 2014.

CBVA

CBVA had a net loss before income taxes of $84 million, including a loss before income taxes of $32 million due to changes in the fair value of guaranteed benefit derivatives related to nonperformance risk, which the company considers a non-economic factor. This compares with a second quarter 2013 net loss before income taxes of $338 million, which included a loss before income taxes of $121 million related to nonperformance risk.

Declining interest rates in the second quarter of 2014 resulted in hedge gains while the second quarter of 2013 had hedge losses from increasing interest rates. This was partially offset by higher losses due to a stronger increase in the equity markets that reflects the accounting asymmetry associated with the company’s CBVA hedge program. The hedge program is designed primarily to protect regulatory and rating agency capital from market movements, rather than minimize U.S. GAAP earnings volatility.

During the second quarter of 2014, the hedge program resulted in a net gain to regulatory surplus as a result of the difference between the decline in reserves and the decline in hedge assets related to equity market movements.

The retained net amount at risk for CBVA living benefit guarantees was $2.6 billion as of June 30, 2014, unchanged from March 31, 2014, as the impact of lower interest rates in the quarter was offset by strong fund performance.

Share Repurchases

During the second quarter of 2014, Voya Financial repurchased 875,558 shares of its common stock in open market transactions for an aggregate purchase price of $30.5 million.

Additional Share Repurchase Authorization

Voya Financial announced today that its board of directors has increased the amount of the company’s common stock authorized for repurchase under the company’s share repurchase program by an additional $500 million. Including this additional $500 million authorization, the aggregate amount currently available under the company’s share repurchase authorization is $511 million. Under its share repurchase program, the company may, from time to time, purchase shares of its common stock through various means, including open market transactions, privately negotiated transactions, forward, derivative, accelerated repurchase, or automatic repurchase transactions, or tender offers. The additional $500 million share repurchase authorization expires no later than June 30, 2015 (unless extended), and does not obligate the company to purchase any shares. The authorization for the share repurchase program may be terminated, increased or decreased by the board of directors at any time.

Supplementary Financial Information

More detailed financial information can be found in Voya Financial’s Quarterly Investor Supplement, which is available on Voya Financial’s investor relations website, investors.voya.com.

Earnings Conference Call and Slide Presentation

Voya Financial will host a conference call on Wednesday, August 6, 2014 at 10:00 a.m. ET to discuss the company’s second quarter 2014 results. The call and slide presentation can be accessed via the company’s investor relations website at investors.voya.com.

A replay of the call will be available on the company’s investor relations website at investors.voya.com starting at 1:00 p.m. ET on August 6th.

About Voya Financial

Voya Financial, Inc. (NYSE: VOYA), which has rebranded from ING U.S., is composed of premier retirement, investment and insurance companies serving the financial needs of approximately 13 million individual and institutional customers in the United States. The company’s vision is to be America’s Retirement CompanyTM and its guiding principle is centered on solving the most daunting financial challenge facing Americans today — retirement readiness. Working directly with clients and through a broad group of financial intermediaries, independent producers, affiliated advisors and dedicated sales specialists, Voya provides a comprehensive portfolio of asset accumulation, asset protection and asset distribution products and services. With a dedicated workforce of approximately 7,000 employees, Voya is grounded in a clear mission to make a secure financial future possible — one person, one family, one institution at a time. For more information, visit http://voya.com or view our Voya Financial Interactive Company Profile. Follow Voya Financial on Facebook and Twitter @Voya.

Media Contact:	Investor Contact:

Christopher Breslin 212-309-8941 Christopher.Breslin@voya.com	Darin Arita 212-309-8999 IR@voya.com

Use of Non-GAAP Financial Measures

We use operating earnings, which consists of operating revenues minus operating benefits and expenses, to evaluate segment performance. We also report operating earnings on an aggregate basis (both before and after income taxes) for both our Ongoing Business and for our Company as a whole. Operating earnings does not replace net income (loss) as the measure of our results of operations. Each segment’s operating earnings before income taxes is calculated by adjusting income (loss) before income taxes for the following items:

•

Net investment gains (losses), net of related amortization of DAC, VOBA, sales inducements and unearned revenue. Net investment gains (losses) include gains (losses) on the sale of securities, impairments, changes in the fair value of investments using the fair value option unrelated to the implied loan-backed security income recognition for certain mortgage-backed obligations and changes in the fair value of derivative instruments, excluding realized gains (losses) associated with swap settlements and accrued interest;

•

Net guaranteed benefit hedging gains (losses), which include changes in the fair value of derivatives related to guaranteed benefits, net of related reserve increases (decreases) and net of related amortization of DAC, VOBA and sales inducements, less the estimated cost of these benefits. The estimated cost, which is reflected in operating results, reflects the expected cost of these benefits if markets perform in line with our long-term expectations and includes the cost of hedging. All other derivative and reserve changes related to guaranteed benefits are excluded from operating results, including the impacts related to changes in our nonperformance spread;

•	Income (loss) related to business exited through reinsurance or divestment;

•	Income (loss) attributable to noncontrolling interests;

•	Income (loss) related to early extinguishment of debt;

•	Impairment of goodwill, value of management contract rights and value of customer relationships acquired;

•	Immediate recognition of net actuarial gains (losses) related to our pension and other postretirement benefit obligations and gains (losses) from plan amendments and curtailments; and

•

Other items, including restructuring expenses (severance, lease write-offs, etc.), certain third-party expenses and deal incentives related to the divestment of Voya Financial by ING Group and expenses associated with the rebranding of Voya Financial from ING U.S.

Our CBVA segment is managed to focus on protecting regulatory and rating agency capital rather than U.S. GAAP earnings and, therefore, we do not include its results of operations within operating earnings before income taxes. When we present the adjustments to Income (loss) before income taxes on a consolidated basis, each adjustment excludes the portions attributable to our CBVA segment.

We also use adjusted operating earnings before income taxes as a measure of our financial performance. This measure excludes from operating earnings the following items: (1) DAC/VOBA and other intangibles unlocking, (2) gains or losses in conjunction with a Lehman Brothers bankruptcy settlement for assets held in a partnership owned by the Company, and (3) losses recognized in certain periods of 2013 as a result of the disposal of low-income housing tax credit partnerships. Because DAC/VOBA and other intangibles unlocking can be volatile, excluding the effect of this item can improve period to period comparability. The gains and losses from the Lehman Brothers bankruptcy settlement and loss from the disposition of low-income housing tax credit partnerships affected the run-rate level of investment income and we believe that this effect is not reflective of our ongoing performance.

We report Ongoing Business operating earnings before income taxes (both adjusted and unadjusted as described above) because we believe this measure is a useful indicator of the business performance for our Ongoing Business segments, excluding the effect of our Closed Block and Corporate segments.

The most directly comparable U.S. GAAP measure to operating earnings (both before and after income taxes), adjusted operating earnings before income taxes, Ongoing Business operating earnings before income taxes and Ongoing Business adjusted operating earnings before income taxes, is in each case income (loss) before income taxes. For a reconciliation of each of these non-GAAP measures to income (loss) before income taxes, see the tables that accompany this release, as well as our Quarterly Investor Supplement.

We report Ongoing Business adjusted operating ROE and adjusted operating ROC because we believe these measures are useful indicators of how effectively we use capital resources allocated to our Ongoing Business. The most directly comparable U.S. GAAP measure to adjusted operating ROE and adjusted operating ROC is return on equity. For a reconciliation of these non-GAAP measures to return on equity, see the tables that accompany this release as well as our Quarterly Investor Supplement.

In our Investment Management business we report the operating margin excluding Investment Capital results. Because results from Investment Capital can be volatile, excluding the effect of this item can improve period to period comparability.

In addition to book value per share including AOCI, we report book value per share excluding AOCI. Included in AOCI are investment portfolio unrealized gains or losses. In the ordinary course of business we do not plan to sell most investments for the sole purpose of realizing gains or losses, and book value per share excluding AOCI provides a measure consistent with that view.

We also analyze our Ongoing Business performance based on the sources of earnings. We believe this supplemental information is useful in order to gain a better understanding of our financial performance, because it provides insight into the main drivers of operating earnings (loss) before income taxes of our Ongoing Business. The sources of earnings are defined as follows:

•

Investment spread and other investment income consists of net investment income and net realized investment gains (losses) associated with swap settlements and accrued interest, less interest credited to policyholder reserves.

•	Fee based margin consists primarily of fees earned on AUM, AUA, and transaction based recordkeeping fees.

•

Net underwriting gain (loss) and other revenue contains the difference between fees charged for insurance risks and incurred benefits, including mortality, morbidity, and surrender results, contractual charges for universal life and annuity contracts, the change in the unearned revenue reserve for universal life contracts, and that portion of traditional life insurance premiums intended to cover expenses and profits. Certain contract charges for universal life insurance are not recognized in income immediately, but are deferred as unearned revenues and are amortized into income in a manner similar to the amortization of DAC.

•	Administrative expenses are general expenses, net of amounts capitalized as acquisition expenses and exclude commission expenses and fees on letters of credit.

•	Trail commissions are commissions paid that are not deferred and thus recorded directly to expense.

•

For a detailed explanation of DAC/VOBA and other intangibles amortization/unlocking see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Unlocking of DAC/VOBA and other Contract Owner/Policyholder Intangibles” in our 2013 Annual Report on Form 10-K, filed with the SEC on March 10, 2014, and our Quarterly Report on Form 10-Q, to be filed with the SEC.

More details on these sources of earnings can be found in Voya Financial’s Quarterly Investor Supplement, which is available on Voya Financial’s investor relations website, investors.voya.com.

Voya Financial

Calculation and Reconciliation of Return on Equity and Return on Capital - TTM

	Twelve Months ended	Twelve Months ended
($ in millions, unless otherwise indicated)	June 30, 2014	March 31, 2014
GAAP Return on Equity
Net income (loss) available to Voya Financial, Inc.’s common shareholders	$1,399.1	$1,070.6
Voya Financial, Inc. shareholders’ equity: end of period	$14,818	$14,002
Voya Financial, Inc. shareholders’ equity: average for period	$13,422	$13,053

GAAP Return on Equity	10.4%	8.2%
Ongoing Business Adjusted Operating Return on Capital and Adjusted Operating Return on Equity
Ongoing Business adjusted operating earnings before income taxes	$1,263.6	$1,221.0
Income taxes on adjusted operating earnings (based on an assumed tax rate of 35%)	(442.3)	(427.4)

Ongoing Business adjusted operating earnings after income taxes	821.3	793.6
Interest expense after-tax[1]	(79.0)	(79.0)

Ongoing Business adjusted operating earnings after income taxes and interest expense	$742.3	$714.6

End of period capital for Ongoing Business	$9,063	$9,123
Average capital for Ongoing Business	$9,221	$9,224
Average debt (based on 25% debt-to-capital ratio)	$(2,305)	$(2,306)

Average equity for Ongoing Business	$6,916	$6,918

Adjusted Operating Return on Capital for Ongoing Business [2]	8.9%	8.6%
Adjusted Operating Return on Equity for Ongoing Business [1,2]	10.7%	10.3%

Voya Financial Reconciliation of Ongoing Business Adjusted Operating Earnings to Net Income (Loss) - Trailing Twelve Months
	Twelve Months ended	Twelve Months ended
($ in millions)	June 30, 2014	March 31, 2014
Ongoing Business adjusted operating earnings before income taxes	$1,263.6	$1,221.0
DAC/VOBA and other intangibles unlocking	112.8	106.1
Lehman bankruptcy/LIHTC loss, net of DAC	83.6	83.6

Operating earnings before income taxes for Ongoing Business	1,460.0	1,410.7
Corporate	(183.3)	(197.8)
Closed Blocks Institutional Spread Products and Other	22.6	30.1

Total operating earnings before income taxes	1,299.3	1,243.0
Income taxes (based on an assumed tax rate of 35%)	(454.8)	(435.1)

Operating earnings, after-tax	844.5	808.0
Closed Block Variable Annuity, after-tax	(297.5)	(462.8)
Net investment gains (losses) and related charges and adjustments, after-tax	195.1	148.1
Other, after-tax	657.0	577.4

Net income (loss) available to Voya Financial, Inc.’s common shareholders	1,399.1	1,070.6
Net income (loss) attributable to noncontrolling interest	386.8	217.1

Net income (loss)	$1,785.9	$1,287.7

Voya Financial Reconciliation of Ongoing Business Adjusted Operating Earnings to Net Income (Loss) - Quarter-to-date
	Three Months ended	Three Months ended
($ in millions)	June 30, 2014	June 30, 2013
Ongoing Business adjusted operating earnings before income taxes	$345.8	$303.2
DAC/VOBA and other intangibles unlocking	10.3	3.6
Lehman bankruptcy/LIHTC loss, net of DAC	—	—

Operating earnings before income taxes for Ongoing Business	356.1	306.8
Corporate	(38.3)	(52.8)
Closed Blocks Institutional Spread Products and Other	10.5	18.0

Total operating earnings before income taxes	328.3	272.0
Income taxes (based on an assumed tax rate of 35%)	(114.9)	(95.2)

Operating earnings, after-tax	213.4	176.8
Closed Block Variable Annuity, after-tax	(54.7)	(220.0)
Net investment gains (losses) and related charges and adjustments, after-tax	47.5	0.5
Other, after-tax	40.1	(39.6)

Net income (loss) available to Voya Financial, Inc.’s common shareholders	246.3	(82.2)
Net income (loss) attributable to noncontrolling interest	166.6	(3.1)

Net income (loss)	$412.9	$(85.3)

Voya Financial Reconciliation of End of Period Capital for Ongoing Business to Shareholders’ Equity

($ in millions)	As of June 30, 2014	As of March 31, 2014
End of Period Capital for Ongoing Business	$9,063	$9,123
Closed Block Variable Annuity, Corporate, and Other Closed Blocks	$6,118	$5,816

End of Period Capital	$15,181	$14,939
Long-Term Debt	$(3,515)	$(3,515)

Voya Financial, Inc. shareholders’ equity excluding AOCI end of period	$11,665	$11,424
AOCI	$3,153	$2,578

Voya Financial, Inc. shareholders’ equity: end of period	$14,818	$14,002

[1]

Assumes debt-to-capital ratio of approximately 25% for all time periods presented, a weighted average pre-tax interest rate of 5.5% for all periods prior to the third quarter of 2013, when the company completed recapitilization, and the actual weighted average pre-tax interest rate for all periods starting with the third quarter of 2013.

[2]

Effective with the twelve months ending March 31, 2014, average capital and equity are calculated by taking the average of the quarterly capital and equity averages for the trailing four quarters, whereas in previous periods, average capital and equity were calculated by a two point average (Beginning of Year and End of Current Period).

Voya Financial Reconciliation of Book Value Per Share
As of June 30, 2014
Book value per share, including AOCI	$58.20
Per share impact of AOCI	$(12.38)

Book value per share, excluding AOCI	$45.82

Voya Financial Reconciliation of Investment Management Operating Margin

($ in millions, unless otherwise indicated)	Three Months Ended June 30, 2014	Three Months Ended March 31, 2014	Three Months Ended June 30, 2013
Operating revenues	$163.2	$160.5	$148.6
Operating expenses	$108.3	110.7	107.5

Operating earnings before income taxes	$54.9	$49.8	$41.1
Operating margin	33.6%	31.0%	27.6%

Operating revenues	$163.2	$160.5	$148.6
Less:
Investment Capital Results	8.0	7.3	6.1

Revenues excluding Investment Capital	155.2	153.2	142.5
Operating expenses	108.3	110.7	107.5

Operating earnings excluding Investment Capital	$46.9	$42.5	$35.0

Operating margin excluding Investment Capital	30.2%	27.7%	24.6%

Forward-Looking and Other Cautionary Statements

This press release contains forward-looking statements. Forward-looking statements include statements relating to future developments in our business or expectations for our future financial performance and any statement not involving a historical fact. Forward-looking statements use words such as “believe,” “estimate,” “expect,” “intend,” “plan,” and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. Actual results, performance or events may differ materially from those projected in any forward-looking statement due to, among other things, (i) general economic conditions, particularly economic conditions in our core markets, (ii) performance of financial markets, including emerging markets, (iii) the frequency and severity of insured loss events, (iv) mortality and morbidity levels, (v) persistency and lapse levels, (vi) interest rates, (vii) currency exchange rates, (viii) general competitive factors, (ix) changes in laws and regulations and (x) changes in the policies of governments and/or regulatory authorities. Factors that may cause actual results to differ from those in any forward-looking statement also include those described under “Risk Factors” and “Management’s Discussion and Analysis of Results of Operations and Financial Condition—Trends and Uncertainties” in our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the Securities and Exchange Commission on March 10, 2014, and our Quarterly Report for the three months ended March 31, 2014, filed with the Securities and Exchange Commission on May 12, 2014.